Exhibit 4.14
Extended Control Agreement

Party A:	Xiaofeng Ma

Party B:	Lin Wang

Party C:	ATA Online (Beijing) Education Technology Limited

Party D:	ATA Learning (Beijing) Inc.

Party E:	ATA Testing Authority (Holdings) Limited
WHEREAS:
1. On October 27, 2006, ATA Online (Beijing) Education Technology Limited and ATA Learning (Beijing) Inc. entered into the Technical Support Service Agreement and the Strategic Consulting Service Agreement; On February 12, 2007, ATA Testing Authority (Holdings) Limited, Xiaofeng Ma, Lin Wang and ATA Online (Beijing) Education Technology Limited entered into the Call Option and Cooperation Agreement; and on February 12, 2007, Xiaofeng Ma, Lin Wang and ATA Learning (Beijing) Inc. entered into the Equity Interest Pledge Contract (the foregoing agreements and contract collectively referred to as the “Control Agreements”); and
2. ATA Testing Authority (Holdings) Limited intends to extend loans to Xiaofeng Ma and Lin Wang for their full use by Xiaofeng Ma and Lin Wang to increase the registered capital ofATA Online (Beijing) Education Technology Limited.
NOW THEREFORE, the parties agree as follows:
Subject to the increase by ATA Online (Beijing) Education Technology Limited of its registered capital, the aforesaid Control Agreements shall remain effective and give effect to the extended control over the new registered capital of, and the new investment made by the shareholders of, ATA Online (Beijing) Education Technology Limited.
This Agreement shall become effective on July 7, 2009 after the parties have affixed their signatures and seals to this Agreement.
(The remainder of this page is intentionally left blank)
(Signature page)

Party A: Xiaofeng Ma		Party B: Lin Wang

Signed by:	/s/ Xiaofeng Ma	Signed by:	/s/ Lin Wang

Party C: ATA Online (Beijing) Education Technology Limited
(official seal)
Party D: ATA Learning (Beijing) Inc.
(official seal)
Party E: ATA Testing Authority (Holdings) Limited

Representative:	/s/ Xiaofeng Ma